Consent of Independent Certified Public Accountants


We consent to the reference to our firm under the caption " Independent Certified Public Accountants" and to the use of our report dated January 11, 2002, in this Annual Report and Registration Statement (File Numbers 33-60592 and 811-7620) of Kenilworth Fund, Inc.



Grant Thornton, LLP
Chicago, Illinois
December 4, 2002